Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Selected Historical Financial Data” and “Independent Registered Public Accounting Firm” in the Registration Statement (Form S-4) and related Prospectus of Chiquita Brands International, Inc. and to the incorporation by reference therein of our report dated February 12, 2004, with respect to the consolidated financial statements and schedules of Chiquita Brands International, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2003.

/S/    ERNST & YOUNG, LLP

January 4, 2005

Cincinnati, Ohio